LIST OF EXHIBITS

Exhibit	Description of Exhibit
99.1	Joint Filing Agreement
99.2	Certificate for TD
99.3	Secretary's Certificate for TD GUS
99.8	Omnibus Amendment to Fee Agreements, dated October 23, 2026